Exhibit 3.4

LIMITED LIABILITY COMPANY AGREEMENT

OF

AGY Aiken LLC

This Limited Liability Company Agreement (this “Agreement”) of AGY Aiken LLC (the “Company”), is entered into as of November 24,2003, by AGY Holding Corp., a Delaware corporation, as its sole member (the “Member”).

WITNESSETH

WHEREAS, the Certificate of Formation of the Company was filed with the Secretary of State of Delaware on November 24,2003, pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (6 Del.C. §18-101, et seq.) (the “Act”); and

WHEREAS, the undersigned desires to set forth herein its statements regarding the manner in which the Company shall be governed and operated.

NOW, THEREFORE, the undersigned states as follows:

ARTICLE ONE

ORGANIZATIONAL MATTERS

1. Name. The name of the Company is AGY Aiken LLC.

2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act (including, without limitation, acquiring, managing and disposing of real and personal property), and engaging in any and all activities necessary or incidental to the foregoing.

3. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o the Corporation Service Company, 2711 Centerville Road Suite 400, Wilmington, New Castle County, Delaware 19808.

4. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road Suite 400, Wilmington, New Castle County, Delaware 19808.

5. Member. The name and address of the sole Member is as follows:

AGY Holding Corp.

2558 Wagener Road

Aiken, South Carolina 29801

6. Term. The term of the Company commenced on the date the Certificate of Formation was filed with the Secretary of State of Delaware, and shall continue until terminated by the Member.

7. Tax Status. Until such time that additional members are admitted to the Company, the Member intends that the Company shall be treated as a disregarded entity for federal and state income tax purposes as set forth in Section 301.7701-3(b)(l)(ii) of the Treasury Regulations promulgated pursuant to the Internal Revenue Code of 1986, as amended, and the corresponding provisions under Delaware law.

ARTICLE TWO

MANAGEMENT

8. Management. The business and affairs of the Company shall be managed by the Member. The Member shall have the power and authority to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers and authorities, statutory or otherwise, possessed by members of limited liability companies under the laws of the State of Delaware. In connection with the foregoing, the Member is hereby authorized and empowered to act through its officers and employees and other persons designated by the Member in carrying out any and all of its powers and authorities under this Agreement, and to delegate any and all of the powers and authorities that the Member possesses under this Agreement to any of its officers and employees and to any other person designated by the Member. The Company is specifically authorized to, among other things, (i) acquire, hold and dispose of interests (whether by the making of investments or otherwise and on such terms and conditions as the Member may determine) in other entities, including as a partner of a partnership, a member of a limited liability company and a stockholder of a corporation, and (ii) borrow money (on such terms and conditions as the Member may determine) in connection with its business.

9. Liability for Certain Acts. The Member shall act in a manner it believes in good faith to be in the best interests of the Company and with such care as an ordinary prudent person in a like position would exercise under similar circumstances. The Member is not liable to the Company for any action taken in managing the business or affairs of the Company if the Member performs the duties of its office in compliance with the standards contained in this Section 9 and the Act. The Member shall not be liable to the Company for any loss or damage sustained by the Company except for (i) any loss or damage resulting from intentional misconduct or knowing violation of law, or (ii) a transaction for which the Member received a personal benefit in violation or breach of the provisions of this Agreement. The Member shall be entitled to rely on information, opinions, reports or statements, including but not limited to financial statements or other financial data prepared or presented in accordance with the provisions of the Act.

10. No Exclusive Duty to Company. The Member shall not be required to tend to the business and affairs of the Company as such Member’s sole and exclusive function and the Member may have other business interests and may engage in other activities in addition to those relating to the Company. The Company shall not have any right, by virtue of this Agreement, to share or participate in investments or activities of the Member or to the income or proceeds derived therefrom (unless such investments or activities are conducted in the Member’s capacity as such).

11. Bank Accounts. The Member may from time to time open bank accounts in the name of the Company.

12. Indemnity of the Member, Employees and Other Agents. To the fullest extent permitted under the Act, the Company shall indemnify the Member and make advances for expenses to the Member with respect to such matters to the maximum extent permitted under applicable law. The Company shall indemnify its employees and other agents to the fullest extent permitted by law, provided that such indemnification in any given situation is approved by the Member.

ARTICLE THREE

RIGHTS AND OBLIGATIONS OF THE MEMBER

13. Limitation on Liability. The Member’s liability shall be limited as set forth in this Agreement, the Act and other applicable law.

14. No Liability for Company Obligations. The Member shall have no personal liability for any debts or losses of the Company beyond its capital contributions, except as provided by any law imposing liability for wrongful distributions.

ARTICLE FOUR

DISSOLUTION AND TERMINATION

15. Dissolution. The Company shall be dissolved upon the occurrence of any of the following events;

(a) pursuant to any requirement of the Act; or

(b) by the written statement of the Member.

16. Effect of Dissolution. Upon dissolution, the Company shall cease to carry on its business, except as permitted by the Act.

17. Winding Up, Liquidation and Distribution of Assets.

(a) Upon dissolution of the Company, no further business shall be conducted except for the taking of such action as shall be necessary for the winding up of the affairs of the Company and the distribution of its assets to the Member pursuant to the provisions of this Section. The Member shall act as the liquidating trustee (the “Liquidating Trustee”), or, if the Member is unable to act as Liquidating Trustee, the Member shall appoint the Liquidating Trustee. The Liquidating Trustee shall have full authority to wind up the affairs of the Company and to make distributions as provided herein.

(b) Upon dissolution of the Company, the Liquidating Trustee shall either sell the assets of the Company at the best price available, or the Liquidating Trustee may distribute to the Member all or any portion of the Company’s assets in kind,

(c) All assets of the Company shall be applied and distributed by the Liquidating Trustee in the following order.

(i) First, to the creditors of the Company;

(ii) Second, to setting up the reserves that the Liquidating Trustee may deem reasonably necessary for contingent or unforeseen liabilities or obligations of the Company; and

(iii) Third, to the Member.

18. Certificate of Cancellation. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Member, the Company shall be terminated, and a certificate of termination shall be executed and filed with the Secretary of State of Delaware in accordance with the Act.

ARTICLE FIVE

CONTRIBUTIONS TO THE COMPANY

19. Capital Contributions. The Member may make capital contributions to the Company at such times and in such amounts as may be necessary to fund its obligations.

ARTICLE SIX

DISTRIBUTIONS AND ALLOCATIONS

20. Distributions. Subject to the provisions of any loan or similar agreements to which the Company may be a party from time to time, the Member may distribute the cash of the Company to the Member from time to time.

21. Dissolution. Notwithstanding Section 20 hereof, upon dissolution of the Company provided in Section 15 hereof, all distributions occurring thereafter shall be made in accordance with Section 17.

22. Limitation Upon Distributions. No distributions shall be made to the Member if prohibited by the Act.

23. Allocations. All items of income, gain, loss, deduction and credit for federal and state income tax purposes shall be allocated to the Member.

ARTICLE SEVEN

MISCELLANEOUS PROVISIONS

24. Assignments. The Member may assign in whole or in part its limited liability company interest.

25. Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the consent of the Member.

26. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

27. Amendments. Any amendment to this Agreement shall be made in writing signed by the Member.

28. Severability. If any provision of this Agreement or the application thereof to any circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

29. Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

30. Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine, and neuter genders and vice versa.

31. Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the date and year first aforesaid.

AGY HOLDING CORP.

By:	/s/ Gary Bernhardy
	Name:	Gary Bernhardy
	Title:	Director